As filed with the Securities and Exchange Commission on October 5, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERCANTIL BANK HOLDING CORPORATION (Exact name of registrant as specified in its charter)

Florida	65-0032379
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 Alhambra Circle

Coral Gables, Florida 33134

(Address of Principal Executive Offices)(Zip Code)

MERCANTIL BANK HOLDING

CORPORATION 2018 EQUITY AND

INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Millar Wilson

Chief Executive Officer

Mercantil Bank Holding Corporation

220 Alhambra Circle

Coral Gables, Florida 33134

Telephone: (305) 460-4038

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Class A Common Stock, par value $0.10 per share	10,000,000	$11.475	$114,750,000	$13,907.70

(1)

Represents the maximum number of shares of Class A common stock, par value $0.10 per share (the “Common Stock”), of Mercantil Bank Holding Corporation (the “Registrant”) issuable pursuant to the Mercantil Bank Holding Corporation 2018 Equity and Incentive Compensation Plan (the “Plan”) being registered hereon.

(2)

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)

Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act on the basis of the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on October 3, 2018, within five business days prior to filing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2018;

(b)

The Registrant’s Current Report on Form 8-K filed on August 10, 2018 (excluding the audited financial statements of, and the Independent Registered Public Accounting Firm audit opinion relating to the Registrant that are included therein);

(c)	The Registrant’s audited financial statements contained in the Registrant’s Registration Statement on Form S-1 filed on October 5, 2018; and

(d)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 10 (Commission File No. 001-38534).

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Florida Business Corporation Act permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of a corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (1) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (2) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, the statute permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and certain amounts paid in settlement in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, the statute provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under the statute, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Our amended and restated articles of incorporation provide that our officers and directors will be indemnified by us to the fullest extent authorized by Florida law and any other applicable law, as it now exists or may in the future be amended.

Our amended and restated bylaws contain indemnification provisions similar to the Florida Business Corporation Act, and further provide that we may purchase and maintain insurance on behalf of our directors, officers, employees and agents in their capacities as such, or serving at the request of us, against any liabilities asserted against such persons and incurred by such persons in any capacity, or arising of such persons status as such, whether or not we would have the power to indemnify such persons against such liability under our amended and restated bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors and officers, or for persons controlling us, pursuant to our amended and restated articles of incorporation, amended and restated bylaws or the Florida Business Corporation Act, we acknowledge that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition to the authority granted to us by the Florida Business Corporation Act to indemnify our directors, certain other provisions of the Florida Business Corporation Act have the effect of further limiting the personal liability of our directors. For example, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Mercantil Bank Holding Corporation

4.2	Amended and Restated Bylaws of Mercantil Bank Holding Corporation

4.3	Mercantil Bank Holding Corporation 2018 Equity and Incentive Compensation Plan

5.1	Opinion of Jones Day

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page hereto)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

(A)

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, Florida, on October 5, 2018.

MERCANTIL BANK HOLDING CORPORATION

By:	/s/ Millar Wilson
Millar Wilson Vice Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Millar Wilson, Alberto Peraza and Ivan Trujillo and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Millar Wilson	Vice Chairman and Chief Executive Officer (Principal Executive Officer)	October 5, 2018
Millar Wilson

/s/ Alberto Peraza	Chief Financial Officer and Co-President (Principal Financial and Accounting Officer)	October 5, 2018
Alberto Peraza

/s/ Gustavo J. Vollmer A	Director (Chairman)	October 5, 2018
Gustavo J. Vollmer A.

/s/ Miguel A. Capriles L.	Director	October 5, 2018
Miguel A. Capriles L.

/s/ Frederik C. Copeland, Jr.	Director	October 5, 2018
Frederik C. Copeland, Jr.

/s/ Rosa M. Costantino	Director	October 5, 2018
Rosa M. Costantino

/s/ Pamella J. Dana, PhD.	Director	October 5, 2018
Pamella J. Dana, PhD.

/s/ Alejandro Gonzalez S.	Director	October 5, 2018
Alejandro Gonzalez S.

/s/ Gustavo Marturet M.	Director	October 5, 2018
Gustavo Marturet M.

/s/ Jose Antonio Villamil	Director	October 5, 2018
Jose Antonio Villamil

/s/ Guillermo Villar	Director	October 5, 2018
Guillermo Villar